Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

Aegis Lifestyle, Inc.,
a Delaware corporation;

Morgan Acquisition, Inc.,
a Delaware corporation; and

‘mktg, inc.’
a Delaware corporation

Dated as of May 27, 2014

SECTION 1	THE MERGER	1

1.1	Merger of Merger Sub into the Company	1
1.2	Effect of the Merger	1
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Securities	2
1.6	Dissenting Shares	4
1.7	Company Determinations, Approvals and Recommendations	4

SECTION 2	EXCHANGE OF SECURITIES	5

2.1	Exchange of Certificates	5
2.2	Stock Transfer Books	7
2.3	Further Action	7

SECTION 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

3.1	Organization and Good Standing	7
3.2	Authority; No Conflict	8
3.3	Capitalization	9
3.4	SEC Reports	11
3.5	Financial Statements	13
3.6	Property; Sufficiency of Assets	14
3.7	Receivables, Customers	14
3.8	Real Property; Equipment; Leasehold	15
3.9	Proprietary Rights	15
3.10	No Undisclosed Liabilities	20
3.11	Taxes	20
3.12	Employees and Employee Benefits	25
3.13	Compliance with Laws; Governmental Authorizations	28
3.14	Environmental Matters	29
3.15	Legal Proceedings	29
3.16	Absence of Certain Changes and Events	29
3.17	Contracts; No Defaults	31
3.18	Performance of Services	34
3.19	Insurance	34
3.20	Labor Matters	35
3.21	Reserved	36
3.22	Interests of Officers, Directors and Managers	36
3.23	Anti-Takeover Law	36
3.24	Opinion of Financial Advisor	36
3.25	Brokers; Fees and Expenses	36
3.26	Disclosure	37
3.27	No Discussions	37
3.28	No Other Representations or Warranties	37
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SECTION 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	38

4.1	Organization and Good Standing	38
4.2	Authority; No Conflict	38
4.3	Legal Proceedings	39
4.4	Proxy Statement	39
4.5	Funds	39
4.6	Ownership and Activities of Merger Sub	40
4.7	Ownership of Company Common Stock	40

SECTION 5	COVENANTS	40

5.1	Access and Investigation	40
5.2	Pre-Closing Operations; Notification Obligations	41
5.3	No Solicitation of Acquisition Proposals	46
5.4	Stockholder Approval and Proxy Statement	49
5.5	Regulatory Approvals	50
5.6	Control of Other Party’s Business	50
5.7	Disclosure	50
5.8	Section 16 Matters	51
5.9	Company Equity Awards; Warrants; Termination and Release Agreements	51
5.10	Indemnification of Officers and Directors, etc	52
5.11	Takeover Statutes	52
5.12	Merger Sub Compliance	53
5.13	Resignation of Directors	53
5.14	Tax Returns	53

SECTION 6	CONDITIONS TO THE MERGER	53

6.1	Conditions to Each Party’s Obligation to Effect the Merger	53
6.2	Conditions to Obligations of Parent and Merger Sub	53
6.3	Conditions to Obligations of the Company	55

SECTION 7	TERMINATION	56

7.1	Termination	56
7.2	Effect of Termination	58
7.3	Expenses; Termination Fees	58

SECTION 8	MISCELLANEOUS PROVISIONS	59

8.1	Amendment	59
8.2	Remedies Cumulative; Waiver	59
8.3	No Survival	60
8.4	Entire Agreement	60
8.5	Execution of Agreement; Counterparts; Electronic Signatures	60
8.6	Governing Law	61
8.7	Consent to Jurisdiction; Venue	61
8.8	WAIVER OF JURY TRIAL	61
8.9	Disclosure Schedules	61
8.10	Attorneys’ Fees	61
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8.11	Assignments and Successors	61
8.12	No Third Party Rights	61
8.13	Notices	62
8.14	Cooperation; Further Assurances	62
8.15	Construction; Usage	63
8.16	Enforcement of Agreement	64
8.17	Severability	64
8.18	Time of Essence	64

Exhibit A	Certain Definitions
Exhibit B	Form of Voting Agreement
Exhibit C	Certificate of Incorporation of Company at the Effective Time
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AGREEMENT AND PLAN OF MERGER

               This Agreement and Plan of Merger (“Agreement”) is made and entered into as of May 27, 2014, by and among: Aegis Lifestyle, Inc., a Delaware corporation (“Parent”); Morgan Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and ‘mktg, inc.’, a Delaware corporation (“Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

               WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (“DGCL”) (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

               WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger;

               WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company listed on Annex A hereto are entering into Voting Agreements with Parent substantially in the form attached hereto as Exhibit B (each, a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which such stockholders have made certain agreements with respect to the voting of their shares of Company Common Stock or Company Series D Preferred Stock, as applicable, and in the case of the Company Series D Preferred Stock, have irrevocably elected to convert their shares of Company Series D Preferred Stock to Company Common Stock, immediately prior to, and contingent upon the occurrence of, the Effective Time.

Agreement

               The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

THE MERGER

               1.1          Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation (the “Surviving Corporation”).

               1.2          Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

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               1.3          Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parent, 150 East 42nd Street, New York, New York 10017, at 10:00 a.m. Eastern time on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the consent of the parties. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

               1.4          Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

                                      (a)          the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the form of certificate of incorporation attached hereto as Exhibit C, and, as so amended and restated, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable provisions of the DGCL and such certificate of incorporation;

                                      (b)          the Bylaws of the Surviving Corporation shall be amended and restated (subject to Section 5.10) to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

                                      (c)          the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

               1.5          Conversion of Securities.

                                      (a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:

                                               (i)          any shares of Company Common Stock (sometimes hereinafter referred to as “Shares”) then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore;

                                               (ii)         any Shares then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore;

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                                               (iii)        except as provided in clauses “(i)” and “(ii)” above, and other than with respect to Dissenting Shares, each share of Company Common Stock then outstanding, including those shares of Company Common Stock issued to holders of Company Series D Preferred Stock (whose shares will be converted into Company Common Stock pursuant to the terms and provisions of the Voting Agreement to which they are a party) shall be converted into the right to receive $2.80 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.1, the Merger Consideration pursuant to this Section 1.5(a); and

                                               (iv)        each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

                                      (b)         If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Company Series D Preferred Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to the extent the record date for any such event is between the date of this Agreement and the Effective Time.

                                      (c)          At the Effective Time, each option (each, a “Stock Option”) to purchase Shares granted under any stock option, stock purchase or equity compensation plan, arrangement or agreement of Company or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be canceled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of (x) the total number of Shares subject to such Stock Option immediately prior to the Effective Time, which in the case of the Liquidity Option shall be 200,000 shares of Company Common Stock and (y) the excess of the Merger Consideration over the exercise price per Share subject to such Stock Option, less the amount of any required withholding Tax. Any Stock Option that has an exercise price equal to or more than the Merger Consideration and any portion of the Liquidity Option not referenced in clause (x) above, shall be canceled at the Effective Time, without any payment.

                                      (d)         At the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of (x) the total number of Shares subject to such Company Warrant immediately prior to the Effective Time and (y) the excess of the Merger Consideration over the exercise price per Share subject to such Company Warrant, less the amount of any required withholding Tax. If any Company Warrant has an exercise price equal to or more than the Merger Consideration, it will be canceled at the Effective Time, without any payment.

                                      (e)         Company shall take all actions necessary or appropriate to ensure that, as of the Effective Time, (i) the Company Equity Plans shall terminate and (ii) no holder of Stock Options, and no participant in any Company Equity Plan and no holder of Company Warrants shall have any rights to acquire, or other rights in respect of, the capital stock of Company, the Surviving Corporation or any of their Subsidiaries.

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                                      (f)          Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Equity Plans) shall adopt such resolutions or take such other actions as may be necessary or appropriate to effect the transactions described in clauses (a) through (e) of this Section.

               1.6          Dissenting Shares. To the extent required by Law and notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by a Person who shall not have voted to adopt this Agreement and who properly exercises and perfects appraisal rights for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the applicable Merger Consideration as described in Section 1.5, but shall be converted into the right to receive such consideration as may be determined to be due pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its Dissenting Shares shall cease and such Shares shall be deemed canceled and converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 1.5, without interest. The Company shall give Parent (a) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct in compliance with all applicable Laws all negotiations and proceedings with respect to demands for appraisals under the DGCL. The Company shall not, except with prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

               1.7          Company Determinations, Approvals and Recommendations. The Company hereby approves of and consents to the Merger and represents and warrants to Parent and Merger Sub that the Company Board has, at a meeting duly called and held prior to the execution of this Agreement, unanimously (a) determined that this Agreement, including the Merger, is advisable, (b) declared that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (c) approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreements, (d) directed that the adoption of this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting, and (e) resolved to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Board Recommendation”). The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Proxy Statement, and, subject to Section 5.3(e), the Company hereby consents to the inclusion of the Board Recommendation in the Proxy Statement.

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SECTION 2

EXCHANGE OF SECURITIES

               2.1          Exchange of Certificates.

                                      (a)          As promptly as practicable after the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company LLC or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Section 2.1 through the Exchange Agent, an amount of cash sufficient to deliver to holders of Shares the aggregate Merger Consideration to which they are entitled pursuant to Section 1.5. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 1.5.

                                      (b)          As soon as reasonably practicable after the Effective Time, but in no event more than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate formerly representing Shares (a “Certificate”), other than Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall not be inconsistent with the terms of this Agreement and provided, however, that, prior to the Effective Time, Parent shall afford the Company a reasonable opportunity to review and comment on such transmittal materials and obtain the Company’s approval of such materials, which approval shall not be unreasonably withheld in customary form and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration that such holder is entitled to receive pursuant to Section 1.5 in respect of the Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 1.5. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid with respect to such Shares to such a transferee if the Certificate formerly representing such transferred Shares is presented to the Exchange Agent in accordance with this Section 2.1(b), accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer Taxes have been paid.

                                      (c)          The Merger Consideration delivered upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

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                                      (d)          Any portion of the Exchange Fund which remains undistributed to the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and, from and after such delivery to Parent, any holders of Shares who have not theretofore complied with this Section 2.1 shall thereafter look only to Parent for the Merger Consideration payable in respect of such Shares.

                                      (e)          Neither Parent, Merger Sub, the Surviving Corporation, the Exchange Agent nor the Company shall be liable to any holder of Shares for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law. Notwithstanding the foregoing, immediately prior to the time any portion of the Merger Consideration would escheat to a governmental body, such Merger Consideration shall become the property of Parent.

                                      (f)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares formerly represented by such Certificate.

                                      (g)         Parent, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Stock Options or Company Warrants such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be remitted to the appropriate Taxing Authority and treated for all purposes of this Agreement as having been paid to the holder of Shares, Stock Options or Company Warrants in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

                                      (h)         The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.1(d). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

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                                      (i)          Parent shall take all actions necessary so that, as promptly as practicable after the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of Stock Options granted under any Company Equity Plan or otherwise the amounts to which such holder is entitled as determined in accordance with Section 1.5 (c) without interest, through the Surviving Corporation’s payroll system.

                                      (j)          Parent shall take all actions necessary so that, as promptly as practicable following the Effective Time, the Surviving Corporation shall pay or cause to be paid to the holder of Company Warrants, in exchange for a warrant cancellation agreement, the amounts to which such holder is entitled as determined in accordance with Section 1.5 (d).

               2.2          Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or mandated by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent, for any reason, in accordance with Section 2.1(b), shall be canceled against delivery of the Merger Consideration payable in respect of the Shares formerly represented by such Certificates, net of any required withholding for Tax and without any interest thereon.

               2.3          Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to Parent and Merger Sub as follows:

               3.1          Organization and Good Standing.

                                      (a)          The Acquired Corporations are corporations or other entities duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of incorporation or organization, with full corporate power or other entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under the Material Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other entity and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations.

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                                      (b)         Section 3.1(b) of the Company Disclosure Schedule lists all Acquired Corporations and indicates as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. The Company has delivered to Parent copies of the certificate or articles of incorporation, bylaws and other organizational documents (collectively, “Organizational Documents”) of each of the Acquired Corporations, as currently in effect.

                                      (c)          Section 3.1(c) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the charters of each committee of the Company’s board of directors and any code of conduct or similar policy adopted by the Company.

               3.2          Authority; No Conflict.

                                      (a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and, subject only to obtaining the Necessary Consents and the Required Company Stockholder Vote, to consummate the Merger and the other transactions contemplated hereby and by the Voting Agreements (collectively, and including the execution, delivery and performance by certain stockholders of the Voting Agreements, the “Contemplated Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, to the extent required by applicable Law with respect to the Merger, the approval and adoption of this Agreement by the holders of (i) a majority of the then outstanding shares of Company Common Stock voting as a separate class and (ii) a majority of the then outstanding shares of Company Series D Preferred Stock, voting as a separate class (collectively, the “Required Company Stockholder Vote”)), and the filing of appropriate merger documents as required by the DGCL.

                                      (b)          Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors, managers, stockholders or members of any of the Acquired Corporations; (ii) to the Knowledge of the Company, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except for any such breaches, contraventions, conflicts, defaults, liens, payments, Consents or other occurrences with respect to clauses (ii) through (viii) above that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations.

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                                      (c)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”); and (B)  filing of a certificate of merger as required by the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) above are referred to herein as the “Necessary Consents.”

               3.3          Capitalization.

                                      (a)          The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 7,500,000 shares of Company Preferred Stock, of which 650,000 shares of Class A Convertible Preferred Stock, 750,000 shares of Class B Convertible Preferred Stock, 150,000 shares of Series C Convertible Preferred Stock and 2,500,000 shares of Company Series D Preferred Stock have been authorized or designated. As of the date hereof, (a) 9,075,383 shares of Company Common Stock are issued of which 8,625,605 shares are outstanding, of which 235,361 shares are Company Restricted Stock Awards issued under Company Equity Plans, (b) 3,082,097 shares of Company Common Stock are reserved for issuance upon the exercise of Stock Options, (c) 2,456,271 shares of Company Common Stock are reserved for issuance upon exercise of outstanding warrants of the Company, (d) 449,778 shares of Company Common Stock are held in the treasury of the Company, (e) 2,500,000 shares of Company Series D Preferred Stock are issued and outstanding which are convertible into 5,319,148 shares of Company Common Stock, (f) no shares of Class A Convertible Preferred Stock, Class B Convertible Preferred Stock or Series C Convertible Preferred Stock are outstanding; and (g) 66,966 shares of Company Common Stock are reserved for issuance pursuant to awards not yet granted under the Company Equity Plans. There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in the second sentence of this Section 3.3(a), as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Stock Options and the Company Warrants outstanding as of the date hereof or conversion of the Company Series D Preferred Stock.

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                                      (b)          Section 3.3(b) of the Company Disclosure Schedule contains a complete and correct list of (i) each outstanding Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Company Common Stock subject thereto and an indication of the Company Equity Plan and the form of award pursuant to which such Stock Option was granted, and (ii) all outstanding Company Restricted Stock Awards, including with respect to each such award the holder, date of grant, vesting schedule and an indication of the Company Equity Plan and form of award pursuant to which such Company Restricted Stock Award was granted. Each grant of a Stock Option was properly accounted for in accordance with GAAP in the financial statements included in the Company’s filings with the SEC pursuant to the Exchange Act. No such grant of a Stock Option involved any “back dating,” “market timing” or similar practices with respect to the effective date of grant. Each Stock Option and Company Restricted Stock Award was granted in accordance with the terms of the Company Equity Plan applicable thereto.

                                      (c)          Except as set forth in this Section 3.3 or in Section 3.3(c) of the Company Disclosure Schedule, (i) there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible or exercisable into equity interests in, the Acquired Corporations (collectively, “Options”); and (ii) since December 31, 2013, the Company has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise or settlement, as applicable, of the Stock Options and the Company Restricted Stock Awards referred to above.

                                      (d)          All shares of Company Common Stock subject to issuance as described above are or will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, none of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock or membership interests of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and each such share owned by any of the Acquired Corporations is free and clear of all Encumbrances, other than Encumbrances created pursuant to the Company Credit Agreements. To the Company’s Knowledge, none of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Law. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Corporations is or has ever been a general partner of any general or limited partnership.

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                                      (e)          Section 3.3 (e) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (a) each Subsidiary of Company, including its jurisdiction of incorporation or formation, and (b) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which Company holds, directly or indirectly, an equity interest (each, a “Company Minority Interest Business”), and the percentage of Company’s equity interest in such Subsidiary or Company Minority Interest Business relative to all outstanding equity interests (on a fully diluted basis). All of the shares of capital stock or other equity or voting interests of each such Company Minority Interest Business that are owned, directly or indirectly, by Company or a Subsidiary thereof are owned free and clear of all Encumbrances (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) other than (i) restrictions on transfer under applicable securities Laws and (ii) Permitted Encumbrances. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries or the Company Minority Interest Businesses listed in Section 3.3 of the Company Disclosure Schedule, Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for, any of the foregoing. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive rights or similar anti-dilution rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary, or if such Subsidiary is not wholly owned, those shares of capital stock owned by the Company, are owned, directly or indirectly, by Company, free and clear of all Encumbrances other than (i) restrictions on transfer under applicable securities Laws, (ii) Encumbrances for current Taxes and assessments not yet due, and (iii) Encumbrances created pursuant to the Company Credit Agreements.

               3.4          SEC Reports.

                                      (a)          The Company has filed on a timely basis all forms, reports, exhibits, statements and documents required to be filed by it with the SEC since the beginning of the fiscal year referred to in clause (i) of the second sentence of this Section 3.4(a). Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), the Company has made available to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following: (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after April 1, 2012, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the fiscal quarters in the fiscal years of the Company referred to in clause (i), (iii) all proxy and information statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i), (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i), (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR, the “Filed Company SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Certifications”), and (vii) all comment letters received by the Company from the staff of the SEC since the beginning of the fiscal year referred to in clause (i) and all responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, except as disclosed in the Company SEC Reports or as set forth on Section 3.4(a) of the Company Disclosure Schedule, each director and officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the beginning of the fiscal year referred to in clause (i) of the immediately preceding sentence. No Subsidiary of the Company is, or since the beginning of the first fiscal year referred to in clause (i) of the second sentence of this Section 3.4(a) has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

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                                      (b)         Each of the Company SEC Reports (i) as of the date of the filing of such report, complied as to form with the published requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the published rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                      (c)          The Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations promulgated thereunder and the statements contained in the Certifications were true and correct as of the date of the filing thereof.

                                      (d)          The Company has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports.

                                      (e)          The Company is, and since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a) has been, in compliance with the applicable provisions of SOX and the requirements of the OTC Bulletin Board (“OTCBB”). The Company has delivered to Parent true, correct and complete copies of all correspondence between any of the Acquired Corporations and the SEC since the beginning of the fiscal year referred to in clause (i) of the second sentence of Section 3.4(a), and (ii) all correspondence between any of the Acquired Corporations and the OTCBB since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a).

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                                      (f)          Since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a), neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any Representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

                                      (g)          The Company has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. Except as set forth in the Company SEC Reports since April 1, 2012, (A) there have not been any changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting, (B) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information have been disclosed to the Company’s outside auditors and the audit committee of the Company’s board of directors, and (C) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent copies of all material policies, manuals and other material documents promulgating such internal accounting controls.

               3.5          Financial Statements.

                                      (a)          Each of the consolidated financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Acquired Corporations at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, reasonably be expected to be materially adverse to the Acquired Corporations). The financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of the Company are, or, since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a) have been, required by GAAP to be included in the consolidated financial statements of the Company.

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                                      (b)         Section 3.5(b) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the documents creating or governing, all of the Company’s Off-Balance Sheet Arrangements.

                                      (c)          Section 3.5(c) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Acquired Corporations since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services. All such non-audit services have been approved as required by Section 202 of SOX.

               3.6          Property; Sufficiency of Assets. The Acquired Corporations (a) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of all Encumbrances except (i) statutory Encumbrances securing payments not yet due, (ii) such imperfections or irregularities of title or Encumbrances that have arisen in the Ordinary Course of Business that do not (individually or in the aggregate) materially affect the use or value of the properties, assets or rights subject thereto or affected thereby or otherwise materially impair business operations at such properties, assets or rights and (iii) those created pursuant to the Company Credit Agreements, and (iv) the Encumbrances disclosed in Section 3.6 of the Company Disclosure Schedule (collectively, such Encumbrances referred to in clauses (i) through (iv) being “Permitted Encumbrances”), and (b) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Filed Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor.

               3.7          Receivables, Customers.

                                      (a)          All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the Ordinary Course of Business.

                                      (b)         Section 3.7(b) of the Company Disclosure Schedule lists, and sets forth the amount of revenues received during the most recent fiscal year and fiscal quarter from, each customer or other Person that accounted for (i) more than $1,000,000 of the consolidated gross revenues of the Acquired Corporations in the most recently completed fiscal year, or (ii) more than $400,000 of the consolidated gross revenues of the Acquired Corporations, in the most recently completed fiscal quarter. No Acquired Corporation has received any written notice or, to the Company’s Knowledge, any other communication (in writing or otherwise), indicating that any customer or other Person identified in Section 3.7(b) of the Company Disclosure Schedule may cease dealing with the Acquired Corporations or may otherwise materially reduce the volume of business transacted by such Person with the Acquired Corporations, individually or taken as a whole, below historical levels. To the Company’s Knowledge, no customer or Person identified on Section 3.7(b) of the Company Disclosure Schedule has any material dispute, claim or grievance with the Company.

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               3.8          Real Property; Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to any of the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Acquired Corporations own any material real property or any material interest in real property. Section 3.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations’ material real property leases.

               3.9          Proprietary Rights.

                                      (a)          Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, with respect to Proprietary Rights owned by the Acquired Corporations (“Owned Proprietary Rights”), each of the Acquired Corporations has exclusive right, title and interest in and to all Owned Proprietary Rights, free and clear of all Encumbrances (other than Permitted Encumbrances), and with respect to Proprietary Rights used by any Acquired Corporation, other than Owned Proprietary Rights (including, without limitation, interest acquired through a license or other right to use), each Acquired Corporation has a valid right to use and otherwise exploit such Proprietary Rights, in each case in a manner in which such Proprietary Rights are currently used or currently proposed to be used in the business of such Acquired Corporation as conducted prior to or on the date of this Agreement, as proposed to be conducted by such Acquired Corporation and as necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Product(s). All Patents, Registered Trademarks, and Registered Copyrights included in the Owned Proprietary Rights (“Company Registered IP”) are valid and enforceable. All Company Registered IP that are material to the business of the Acquired Corporations as currently conducted and currently proposed to be conducted are in full force and effect. All Acquired Corporation Contracts relating to any Proprietary Rights used by any Acquired Corporation, or that any Acquired Corporation is granted a right to use, license and otherwise exploit Proprietary Rights, are valid and in full force and effect; and the consummation of the transactions contemplated hereby will not alter or impair any such rights or the right of the Acquired Corporations to use and exploit such rights. No claims have been or are, to the Company’s Knowledge, reasonably expected to be asserted against any Acquired Corporation by any person challenging the use of any Proprietary Right by any Acquired Corporation or challenging or questioning the validity or effectiveness of any license or agreement relating to any Proprietary Right used by any Acquired Corporation. No Acquired Corporation is currently infringing (directly, contributorily, by inducement, or otherwise), misappropriating, or otherwise violating any Property Right of any third person. Without limiting the generality of the foregoing, no Acquired Corporation Product or service manufactured, distributed, provided, used, or sold by an Acquired Corporation infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any Proprietary Rights of any third person or entity. No infringement, misappropriation, or similar claim or proceeding is pending or, to the Company’s Knowledge, threatened against any Acquired Corporation or against any other person who may be entitled to be indemnified, defended, held harmless, or reimbursed by any Acquired Corporation with respect to such claim or proceeding.

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                                      (b)         Section 3.9(b) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

                                               (i)          Section 3.9(b)(i) lists all of the Patents owned by or exclusively licensed to any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed. Section 3.9(b)(i)(B) lists all of the Patents in which any of the Acquired Corporations has any right, title or interest (including without limitation interest acquired through a license or other right to use) other than those owned by the Acquired Corporations, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations;

                                               (ii)         Section 3.9(b)(ii) lists all of the Registered Trademarks and domain names owned by or exclusively licensed to any of the Acquired Corporations, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed. Section 3.9(b)(ii)(B) lists all of the Registered Trademarks in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations; and

                                               (iii)        Section 3.9(b)(iii) lists all of the Registered Copyrights owned by or exclusively licensed to any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed. Section 3.9(b)(iii)(B) lists all of the Registered Copyrights in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which the Registered Copyrights have been registered and applications for copyright registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations.

                                      (c)          The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Sections 3.9(b)(i)(A), 3.9(b)(ii)(A) and 3.9(b)(iii)(A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Encumbrances, except for Permitted Encumbrances. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Rights identified in Sections 3.9(b)(i)(B), 3.9(b)(ii)(B), and 3.9(b)(iii)(B) of the Company Disclosure Schedule and all Trade Secrets used by any Acquired Corporation, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use). The Acquired Corporation Proprietary Rights identified in Section 3.9(b), together with the Trade Secrets used by any Acquired Corporation, constitute (A) all Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Corporations as conducted prior to or on the date of this Agreement, or as proposed to be conducted by any of the Acquired Corporations, and (B) all Proprietary Rights necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Product(s).

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                                      (d)         Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, no Acquired Corporation has granted any third party any right to manufacture, reproduce, distribute, market or exploit any Acquired Corporation Product or any enhancements, modifications, or derivative works based on the Acquired Corporation Products or any portion thereof. Section 3.9(d) lists all oral and written contracts, agreements, licenses and other arrangements relating to any Acquired Corporation Proprietary Rights or any Acquired Corporation Product, as follows:

                                               (i)           Section 3.9(d)(i) lists (A) any agreement granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights to or from any of the Acquired Corporations, with or without the right to sublicense the same, on an exclusive basis; (C) joint development agreements; (D) any agreement by which any of the Acquired Corporations grants any ownership right to any Acquired Corporation Proprietary Rights owned by any of the Acquired Corporations; (E) any agreement under which any of the Acquired Corporations undertakes any ongoing royalty or payment obligations in excess of $10,000 with respect to an Acquired Corporation Proprietary Right; (F) any agreement under which any Acquired Corporation grants an option relating to any Acquired Corporation Proprietary Right; (G) any agreement under which any party is granted any right to access Acquired Corporation Source Code or to use Acquired Corporation Source Code to create derivative works of Acquired Corporation Products; (H) any agreement pursuant to which any Acquired Corporation has deposited or is required to deposit with an escrow agent or any other Person any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby would reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code; and (I) any agreement or other arrangement limiting any Acquired Corporation’s ability to transact business in any market, field or geographic area or with any Person, or that restricts the use, transfer, delivery or licensing of Acquired Corporation Proprietary Rights (or any tangible embodiment thereof);

                                               (ii)          Section 3.9(d)(ii) lists all licenses, sublicenses and other agreements to which any Acquired Corporation is a party and pursuant to which any Acquired Corporation is authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and were obtained by any of the Acquired Corporations in the Ordinary Course of Business, at a cost not exceeding $10,000 per license. Except as set forth in Section 3.9(d)(ii), there are no royalties, fees or other amounts payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights;

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                                               (iii)         except as set forth in Section 3.9(d)(iii), none of the Acquired Corporations has entered into any written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of any Acquired Corporation Proprietary Rights, other than indemnification provisions contained in standard sales agreements to customers or end users arising in the Ordinary Course of Business, the forms of which have been delivered to Parent or its counsel;

                                               (iv)         Section 3.9(d)(iv) lists each Acquired Corporation Product that contains any software that may be subject to an open source or general public license, such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that as currently used or currently proposed to be used with respect to such Acquired Corporation Product(s): (A) requires, or conditions the use or distribution of such Acquired Corporation Product on, the disclosure, licensing, or distribution of any source code for any portion of such Acquired Corporation Product, or (B)  otherwise imposes any material limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Acquired Corporation Product, a description of such Acquired Corporation Product and such open source or general public license applicable to such Acquired Corporation Product. As currently used or currently proposed to be used, none of the Acquired Corporation Products listed on Section 3.9(d)(iv) have utilized open source software in a manner which requires or could reasonably be expected to require public disclosure of any Acquired Corporation Source Code; and

                                               (v)          there are no outstanding obligations other than as disclosed in Section 3.9(d) to pay any amounts or provide other consideration to any other Person in connection with any Acquired Corporation Proprietary Rights (or any tangible embodiment thereof).

                                      (e)          To the Company’s Knowledge, no employee of any Acquired Corporation is in violation of any material term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with such Acquired Corporation. Except as set forth in Section 3.9(e) of the Company’s Disclosure Schedule:

                                               (i)           none of the Acquired Corporations jointly owns, licenses or claims any right, title or interest with any other Person of any Acquired Corporation Proprietary Rights. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Acquired Corporation Proprietary Rights in which any of the Acquired Corporations has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to the Acquired Corporations;

                                               (ii)          no Person, to the Company’s Knowledge, has asserted or threatened a claim, nor are there any facts which reasonably may be expected to give rise to a claim, which would adversely affect any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights, or any contract, agreement, license or and other arrangement under which any of the Acquired Corporations claims any right, title or interest under any Acquired Corporation Proprietary Rights or restricts in any material respect the use, transfer, delivery or licensing by any Acquired Corporation of the Acquired Corporation Proprietary Rights or the Acquired Corporation Products;

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                                               (iii)         none of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Acquired Corporation Proprietary Rights by any of the Acquired Corporations, the use, transfer or licensing of any Acquired Corporation Product by any of the Acquired Corporations, or which may affect the validity, use or enforceability of any Acquired Corporation Proprietary Rights; and

                                               (iv)         to the Company’s Knowledge, no Acquired Corporation Proprietary Rights have been infringed or misappropriated by any Person. To the Company’s Knowledge, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations.

                                      (f)          each person presently employed by any Acquired Corporation (including independent contractors, consultants, part-time employees and contract employees, if any) has executed a confidentiality or non-disclosure agreement and work for hire agreement (with respect to work for hire agreements, by individuals primarily engaged in activities involving the creation of intellectual property or other proprietary rights of the Acquired Corporations), substantially in the forms of which have been made available to Parent. Each such agreement is valid, binding and enforceable with respect to the parties thereto. Except as set forth in Section 3.9(f) of the Company Disclosure Schedule:

                                               (i)           all Patents owned by any of the Acquired Corporations have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Body, and have not lapsed, expired or been abandoned;

                                               (ii)          (A) all Patents owned by any of the Acquired Corporations have been prosecuted in good faith and are in good standing, (B) there are no inventorship challenges to any such Patents, (C) no interference has been declared or provoked relating to any such Patents, (D) all Issued Patents owned by any of the Acquired Corporations are valid and enforceable, and (E) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to Issued Patents owned by any of the Acquired Corporations;

                                               (iii)         to the Company’s Knowledge, there is no material fact with respect to any Patent Application owned by any of the Acquired Corporations that would (A) preclude the issuance of an Issued Patent from such Patent Application, (B) render any Issued Patent issuing from such Patent Application invalid or unenforceable, or (C) cause the claims included in such Patent Application to be narrowed; and

                                               (iv)         no Person has asserted or threatened a claim, nor are there any facts which could give rise to a claim, that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right embodied in any Acquired Corporation Product) infringes or misappropriates any third party Proprietary Rights.

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                                      (g)          The Acquired Corporations have taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality of all Trade Secrets in which any Acquired Corporation has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets. Without limiting the generality of the foregoing, except as disclosed as required under Section 3.9(d)(i) above, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code.

                                      (h)         Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person, including without limitation any Acquired Corporation Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

                                      (i)           No Acquired Corporation is or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates any Acquired Corporation to grant or offer to any other Person any license or right to any Acquired Corporation Proprietary Rights.

               3.10        No Undisclosed Liabilities. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, mature or unmatured, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 (the “Balance Sheet”), (b) current liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet; (c) incurred in connection with the Contemplated Transactions; or (d) liabilities or obligations that do not exceed $50,000 individually or $250,000 in the aggregate.

               3.11        Taxes.

                                      (a)          Jurisdiction. Section 3.11(a) of the Company Disclosure Schedule contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which any of the Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation) does business or owns or maintains property or is otherwise required to file Tax Returns. No claim has ever been made by a Governmental Body in a jurisdiction where the Acquired Corporations do not file Tax Returns that any Acquired Corporation (or any consolidated, combined or unitary group including any Acquired Corporation) is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

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                                      (b)          Timely Filing of Tax Returns. The Acquired Corporations have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a consolidated, combined or unitary group of corporations, pursuant to applicable Laws. All Tax Returns filed by (or that include on a consolidated, combined or unitary basis) any of the Acquired Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

                                      (c)          Payment of Taxes. The Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation) have, within the time and in the manner prescribed by Law, paid (and until Closing will pay within the time and in the manner prescribed by Law) all Taxes that are due and payable (whether or not shown on any Tax Return), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for payment thereof on the Company financial statements in accordance with GAAP.

                                      (d)          Withholding Taxes. Each of the Acquired Corporations have complied (and until the Closing will comply) with all applicable Laws relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code, and similar provisions under any other Laws) and have, within the times and in the manner prescribed by Law, paid all such amounts required to be withheld to the proper Governmental Bodies.

                                      (e)          Audits. Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, no Tax Return of any of the Acquired Corporations (and no consolidated, combined, or unitary Tax Return including any Acquired Corporation) is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by any of the Acquired Corporations and, the Company has no Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes. Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, no issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Section 3.11(e) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar communications received by any of the Acquired Corporations from any Taxing Authority since January 1, 2007. The U.S. Federal Income Tax Returns of the Acquired Corporations consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years, or all years are otherwise closed, through the taxable year ended December 31, 2006. The Company has properly characterized all independent contractors for income and employment tax purposes.

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                                      (f)           Tax Reserves. The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Acquired Corporations are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable (including Taxes which the Acquired Corporations are disputing in good faith) and have been determined in accordance with GAAP. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Acquired Corporations for federal income tax purposes. Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, there exists no proposed assessment of Taxes against any of the Acquired Corporations.

                                      (g)          Tax Liens. No Encumbrance for Taxes exists with respect to any assets or properties of any of the Acquired Corporations, nor will any such Encumbrance exist at Closing except for statutory liens for Taxes not yet due.

                                      (h)          Tax Sharing Agreements. Section 3.11(h) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including, but not limited to, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound. No such agreements shall be modified or terminated prior to Closing without the consent of Parent.

                                      (i)           Extensions of Time for Filing Tax Returns. None of the Acquired Corporations has requested, either separately or as a member of a consolidated, combined or unitary group of corporations, any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                                      (j)           Waiver of Statutes of Limitations. None of the Acquired Corporations (nor any consolidated, combined or unitary group including any Acquired Corporation) has executed any outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                                      (k)          Powers of Attorney. No power of attorney currently in force has been granted by any of the Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation) concerning any Taxes or Tax Return.

                                      (l)           Tax Rulings. None of the Acquired Corporations has received or been the subject of a Tax Ruling or a request for a Tax Ruling. None of the Acquired Corporations (nor any consolidated, combined or unitary group including any Acquired Corporation) has entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date.

                                      (m)         Availability of Tax Returns. Section 3.11(m) of the Company Disclosure Schedule lists, and the Company has made available to Parent complete and accurate copies of, all federal, state and local income and sales Tax Returns and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods beginning after (i) December 31, 2009, with respect to income tax returns, and (ii), after December 31, 2010, with respect to sales tax returns, and in each case, ending on or prior to the Closing Date.

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                                      (n)         Opinions of Counsel or Auditors. Section 3.11(n) of the Company Disclosure Schedule lists, and the Company has made available to Parent true and complete copies of, all memoranda and opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other tax advisors, which pertain to any of the Acquired Corporations with respect to Taxes for any period on or after January 1, 2007.

                                      (o)         Section 481 Adjustments. None of the Acquired Corporations is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation), and the Internal Revenue Service has not proposed any such change in accounting method.

                                      (p)         Net Operating Loss Carryovers. Section 3.11(p) of the Company Disclosure Schedule sets forth, as of March 31, 2013, the amount of each Acquired Corporation’s federal, state and local net operating losses, on a consolidated basis. None of such losses is subject to limitation under Section 382 of the Code or otherwise.

                                      (q)          Tax Credit Carryovers. Section 3.11(q) of the Company Disclosure Schedule sets forth, as of the date hereof, the amount of each Acquired Corporation’s tax credit carryover, and the nature of those tax credits.

                                      (r)          Section 338 Election. No election under Section 338 has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties. No similar election has been made under Code Section 336(e) and the regulations thereunder.

                                      (s)          Intercompany Transactions. None of the Acquired Corporations has engaged in any transactions with affiliates which would require the recognition of income by any of the Acquired Corporations with respect to such transaction for any period ending on or after the Closing Date. Each transaction between any Acquired Corporation and its affiliates complies with any applicable transfer pricing Laws in all material respects.

                                      (t)          Real Property Transfer Tax. None of the Acquired Corporations owns any interest in real estate as a result of which ownership the Merger or any related transaction contemplated by this Agreement would be subject to any realty transfer Tax or similar Tax.

                                      (u)         Transfer Taxes. The Company shall pay all transfer Taxes and other similar Taxes imposed due to the Merger or any other transactions contemplated by this Agreement.

                                      (v)         Section 162(m). The disallowance of a deduction under Section 162(m) of the Code (or similar provisions under any other Laws) for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect.

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                                      (w)         Section 409A. None of the Acquired Corporations is party to any agreement, contract or arrangement that could result (including without limitation after taking into account the transactions contemplated herein (either alone or in conjunction with any other event)) in the imposition of additional taxes to any of its current or former service providers under Section 409A of the Code (or similar provisions under any other Laws).

                                      (x)          Section 280G. None of the Acquired Corporations is a party to any agreement, contract or arrangement that could result separately or in the aggregate (including without limitation after taking into account the transactions contemplated herein (either alone or in conjunction with any other event)), in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code (or similar provisions under any other Laws).

                                      (y)          Section 355 Representation. None of the Acquired Corporations has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (or similar provisions under any other Laws) (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code or similar provisions under any other Laws) in connection with the Merger.

                                      (z)          Miscellaneous. The Company Disclosure Schedule contains an accurate and complete description of the Company’s and its Subsidiaries’ tax bases for their assets, their current and accumulated earnings and profits, tax carryovers, the Company’s excess loss accounts, if any, in the stock of its Subsidiaries, any material tax elections, and any material deferred intercompany transactions. Except as set forth in Section 3.11(p) of the Company Disclosure Letter, the Company and its Subsidiaries have no tax attributes that are subject to limitation under Code Sections 382, 383 or 384. Neither the Company nor any Subsidiary has participated or cooperated in an international boycott within the meaning of Code Section 999. The Company has disclosed on its income and franchise Tax Returns all positions taken therein that could give rise to a “substantial understatement” of income tax within the meaning of Code Section 6662 (or any equivalent state statute). No Company Subsidiary has recognized a material amount of “Subpart F income” within the meaning of Code Section 952 during a taxable year of such Subsidiary that includes but does not end on the Closing Date. Neither the Company nor any Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment sale method of accounting, the completed contract method of accounting or any method of reporting revenue from contracts which are required to be reported on the percentage of completion method as defined in Code Section 460 but that were reported using another method of accounting, or under any other method of accounting.

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               3.12        Employees and Employee Benefits.

                                      (a)          Except as required under this Agreement, since December 31, 2013, there has not been (i) any adoption or material amendment of any Company Employee Plan, or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on March 31, 2013. Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Acquired Corporations and all Company Employee Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the consent of any participant.

                                      (b)          No consent or approval of any participant in any Company Employee Plan is required to effect the Contemplated Transactions.

                                      (c)          For purposes of this Agreement, the following definitions apply: “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412, 430 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign Laws or regulations and “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                                      (d)         Section 3.12(d) of the Company Disclosure Schedule contains a true, correct and complete list of each written or oral Company Employee Plan.

                                      (e)          With respect to each Company Employee Plan, the Company has delivered to Parent a true, correct and complete copy, as applicable, of: (i) each writing constituting a part of such Company Employee Plan, including without limitation any plan documents, benefit schedules, trust agreements, and insurance contracts or other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and SAS 112 letters, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; (vii) any material written contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; and (viii) all minutes, if any, from all fiduciary and administrative committee meetings, if any, during the past three years for all Company Employee Plans that are employee pension benefit plans within the meaning of ERISA Section 3(2). Except as specifically provided in the foregoing documents delivered to Parent, there are (i) no amendments to any Company Employee Plan, or (ii) any new Company Employee Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Company Employee Plan.

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                                      (f)          Section 3.12(f) of the Company Disclosure Schedule identifies each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter (or an opinion letter with respect to a volume submitter or prototype plan on which such Plan is relying) with respect to each Qualified Plan that has not been revoked, and, to the Company’s Knowledge, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Company Employee Plan is intended to meet the requirements of Code Section 501(c)(9).

                                      (g)         All contributions required to be made to any Company Employee Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

                                      (h)         Each Company Employee Plan that is an employee benefit plan as defined in Section 3(3) of ERISA has been maintained and administered in substantial compliance with its terms and in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws and is subject to amendment and termination by the Company in its sole discretion. To the Company’s knowledge, there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Employee Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. To the Company’s knowledge, no prohibited transaction has occurred with respect to any Company Employee Plan. None of the Acquired Corporations, nor to the Company’s Knowledge, any other Person has engaged in any transaction with respect to any Company Employee Plan that could be reasonably likely to subject any of the Acquired Corporations to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. No events have occurred with respect to any Company Employee Plan that reasonably may be expected to result in payment or assessment by or against the Company of any excise taxes under the Code, including Sections 4971, 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980G or 5000 or a penalty under ERISA Section 502. Any Company Employee Plan that was an employee pension benefit plan as defined in Section 3(2) which was terminated within three years prior to the Closing Date was in compliance with all applicable qualification requirements at the time of termination; all applicable Laws were satisfied with respect to such termination, all participants in such plans were provided with such advance notice of termination as required by applicable Law, and, in the case of any such terminated plan intended to be qualified under Section 401(a) of the Code, if the Company filed a request for a final determination letter and received a favorable determination letter with respect to the qualification of such plan at termination, a copy of such determination letter has been provided to the Parent.

                                      (i)           There are no pending or, to the Knowledge of the any of the Acquired Corporations, threatened actions, claims, suits, proceedings, investigations or reviews against or of the Company Employee Plans or the assets of any of the trusts under any of the foregoing plans or the sponsor, administrator or fiduciary of any of the Company Employee Plans (other than routine benefit claims), nor do the Acquired Corporations have any Knowledge of facts that could form the basis for any such actions, claims, suits, proceedings, investigations or reviews that would reasonably be expected to result in a material liability.

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                                      (j)           No Company Employee Plan is or has in the past six years been subject to Title IV or Section 302 of ERISA or Section 412, 430, or 4971 of the Code. All liabilities in connection with the termination of any Company Employee Plan that was sponsored, maintained or contributed to by any Acquired Corporation, or with respect to which any of them had any liability, at any time within the past three years have been fully satisfied.

                                      (k)          Except as set forth on Section 3.12(k) of the Company Disclosure Schedule, no Company Employee Plan is a “Multiemployer Plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

                                      (l)           There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any Acquired Corporation following the Closing. Without limiting the generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                                      (m)         Except as set forth in Section 3.12(m) of the Company Disclosure Schedule and except as otherwise specifically so contemplated in this Agreement, with respect to each current or former employee or independent contractor of any of the Acquired Corporations, the consummation of the Contemplated Transactions will not (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. Section 3.12(m) of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Acquired Corporations as a result of the Contemplated Transactions and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been made available to Parent prior to the date of this Agreement and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

                                      (n)          No Acquired Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any Acquired Corporation. With respect to each Company Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) providing life, health or medical benefits, all claims under such Company Employee Plan are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements.

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                                      (o)         All stock options or share appreciation rights granted by any of the Acquired Corporations were granted using an exercise price or a base price, as the case may be, of not less than the fair market value of the underlying shares in accordance with applicable guidance under Section 409A of the Code on the date of grant and are not otherwise subject to the requirements of Section 409A of the Code. None of the Acquired Corporations is subject to any agreement or contract that would require it to “gross up” or otherwise compensate any current or former employee, officer, director, or other service provider because of the imposition of any income, excise, or other tax on a payment or benefit provided to such person.

                                      (p)         No Company Employee Plan is subject to Laws other than those of the United States and/or the States thereof.

                                      (q)         Section 3.12(q) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances in excess of $20,000 made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the Ordinary Course of Business. None of the Acquired Corporations has, since April 1, 2010, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of and Acquired Corporation. Section 3.12(q) of the Company Disclosure Schedule identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

                                      (r)          As soon as practicable after the date hereof, the Company’s board of directors or the appropriate committee thereof shall take all necessary action (including adopting resolutions or Company Equity Plan amendments, and providing any required notice to any holder of Stock Options) to effect the requirements, terms and conditions of Section 5.9.

               3.13        Compliance with Laws; Governmental Authorizations. The Acquired Corporations are, and at all times since April 1, 2012 have been, in compliance with each Law that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) (a) may constitute or result in a violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Law, or (b) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and none of the Acquired Corporations has received, at any time since January 1, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except for such violations or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations. Section 3.13 of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all reports made by any attorney to the Company’s chief legal officer, chief executive officer, board of directors (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

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               3.14        Environmental Matters. Each of the Acquired Corporations is, and at all times has been, in material compliance with, and has not been and is not in violation of or subject to any material liability under, any Environmental Law. None of the Acquired Corporations has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened Order, notice, or other communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential violation of or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

               3.15        Legal Proceedings.

                                      (a)          Except as set forth in Section 3.15 of the Company Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

                                      (b)          To the Company’s Knowledge, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened in writing.

               3.16        Absence of Certain Changes and Events. Except as set forth in Section 3.16 of the Company Disclosure Schedule, and except in connection with the execution of this Agreement and the Contemplated Transactions, since December 31, 2013, the Acquired Corporations have conducted their businesses in the Ordinary Course of Business, and no event has occurred or circumstance exists that may result in an adverse effect in the business, results of operations, financial condition or property of the Acquired Corporations in an amount in excess of $250,000, including any action or event described in Section 5.2(a), (b), (c) or (e) or any of the following:

                                      (a)          any loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Corporations (whether or not covered by insurance);

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                                      (b)         (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock or membership interests of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock, membership interests or other securities;

                                      (c)          any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Common Stock issued upon the valid exercise of outstanding Stock Options), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation (except for Stock Options described in Section 3.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

                                      (d)         any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company’s stock option plans, (ii) any provision of any Contract evidencing any outstanding Stock Option or Company Restricted Stock, or (iii) any restricted stock purchase agreement;

                                      (e)          any amendment to any Organizational Document of any of the Acquired Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

                                      (f)          any receipt by the Acquired Corporations of any Acquisition Proposal;

                                      (g)         any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

                                      (h)         any individual capital expenditure by any Acquired Corporation which exceeds $50,000 or $250,000 in the aggregate;

                                      (i)          except in the Ordinary Course of Business, any action by any Acquired Corporation to (i) enter into or suffer any of the material assets owned or used by it to become bound by any Material Contract, or (ii) amend or terminate, or waive any material right or remedy under any Material Contract;

                                      (j)          any (i) acquisition, lease or license by any Acquired Corporation of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Corporation of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by any Acquired Corporation of any material right, except for rights or other assets acquired, leased, licensed, sold or disposed of in the Ordinary Course of Business;

                                      (k)         any write-off as uncollectible of, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of an Acquired Corporation in excess of $50,000;

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                                      (l)          any pledge of any material assets of or sufferance of any of the material assets of an Acquired Corporation to become subject to any Encumbrance, except for Permitted Encumbrances;

                                      (m)        any (i) loan by an Acquired Corporation to any Person or (ii) incurrence or guarantee by an Acquired Corporation of any indebtedness for borrowed money;

                                      (n)         any (i) adoption, establishment, entry into or amendment by an Acquired Corporation of any Company Employee Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Acquired Corporation except in the Ordinary Course of Business;

                                      (o)         any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;

                                      (p)         any material Tax election by, or pertaining to, any Acquired Corporation;

                                      (q)         any commencement or settlement of any Legal Proceeding by any Acquired Corporation; or

                                      (r)          any agreement or commitment to take any of the actions referred to in clauses (b) through (q) above.

               3.17        Contracts; No Defaults.

                                      (a)          Section 3.17(a) of the Company Disclosure Schedule lists, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has made available to Parent copies of, each of the following contracts, instruments or documents (including any amendment to any of the following):

                                               (i)           described in paragraph (b)(10) of Item 601 of Regulation S-K of the SEC;

                                               (ii)          with any director, manager, officer or affiliate of any Acquired Corporation;

                                               (iii)         evidencing, governing or relating to indebtedness for borrowed money;

                                               (iv)         not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $100,000 per annum;

                                               (v)          that in any way purports to restrict the business activity of any Acquired Corporation or any of their affiliates, or to limit the freedom of any Acquired Corporation or any of their affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire, retain or utilize any Person;

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                                               (vi)         relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee, manager or director in excess of $25,000, or pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee, manager or director;

                                               (vii)        (A) relating to the acquisition, transfer, development, sharing or licensing of any Proprietary Rights (except for any Contract pursuant to which (1) any Proprietary Right is licensed to any of the Acquired Corporations under any third-party software license generally available to the public, or (2) any Proprietary Right is licensed by any of the Acquired Corporations to any Person on a nonexclusive basis); or (B) of the type referred to in Section 3.9(e);

                                               (viii)       providing for indemnification of any officer, manager, director, employee or agent;

                                               (ix)         (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal or first offer with respect to, or right to repurchase or redeem, any securities, except for the Company Series D Preferred Stock and Contracts evidencing Stock Options, Company Restricted Stock, or Warrants;

                                               (x)          incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially similar to the standard forms of services agreements or end user licenses previously made available by the Company to Parent;

                                               (xi)         relating to any currency hedging or other hedging transactions;

                                               (xii)        imposing any confidentiality obligation on any Acquired Corporation (other than with respect to client or vendor agreements in the Ordinary Course of Business);

                                               (xiii)       except in the Ordinary Course of Business (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

                                               (xiv)       requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

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                                               (xv)        other than pursuant to employment agreements, contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000, or contemplating or involving the performance of services having a value in excess of $250,000;

                                               (xvi)       that would reasonably be expected to have a material effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations or on any of the transactions contemplated by this Agreement; and

                                               (xvii)      any other Contract, if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

Each of the foregoing is a “Material Contract.”

                                      (b)         Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

                                      (c)         Except as set forth in Section 3.17(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since December 31, 2013, none of the Acquired Corporations has received any written communication regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have an adverse effect on the Acquired Corporations in an amount in excess of $100,000.

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               3.18        Performance of Services.

                                      (a)          Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, each product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person, to the Company’s Knowledge: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Proprietary Right or other asset (or the operation or performance thereof).

                                      (b)          All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in material conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Laws.

                                      (c)          Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, no customer or other Person has asserted in writing, or, to the Company’s Knowledge, threatened (in writing or otherwise) to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations, except in each such case for claims that have not had and would not reasonably be expected to have an Material Adverse Effect on the Acquired Corporations.

               3.19        Insurance. The Acquired Corporations are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition operating in the industries in which the Acquired Corporations operate. All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by any of the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

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               3.20        Labor Matters. Except as disclosed in the Filed Company SEC Reports, (a) none of the Acquired Corporations has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity proceeding of any labor organization or employee group to organize any such employees; (b) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (d) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; (e) no grievance is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; and (f) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. No labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied with the Worker Adjustment and Retraining Notification Act and any similar state Law, such as California Labor Code Section 1400, et seq. (collectively, the “WARN Act”) and during the 5 years preceding and including the Closing Date none of the Acquired Corporations has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the any of the Acquired Corporations; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of the WARN Act. Each of the Acquired Corporations has been and is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including, without limitation, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. None of the current or former independent contractors of the Acquired Corporations was improperly classified as a non-employee and no current or former employees classified as “exempt” from overtime requirements were improperly classified as exempt. None of the Acquired Corporations engage any individual to perform services pursuant to an employee leasing or similar agreement with any outside agency. Except as set forth on Schedule 3.20 of the Company Disclosure Schedule, none of the employees of the Acquired Corporations is employed outside of the United States by or on behalf of any of the Acquired Corporations. Section 3.20 of the Company Disclosure Schedule lists each Employment Loss with annual compensation in excess of $100,000, occurring during the 90 days preceding the date of this Agreement (and will be updated by the Company to reflect such Employment Losses occurring during the 90 days preceding the Closing Date) and sets forth the name of each Person suffering such an Employment Loss and the location at which he or she worked.

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               3.21        Reserved.

               3.22        Interests of Officers, Directors and Managers. None of the officers, directors or managers of any of the Acquired Corporations or any of their respective affiliates (other than the Acquired Corporations), or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer, director or manager, has any, direct or indirect, interest in any material property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, contract, agreement, arrangement, or understanding with the Acquired Corporations, except as disclosed in the Filed Company SEC Reports and except for rights as a stockholder and rights under the Company Employee Plans, Company Equity Plans, Stock Options and the Company Restricted Stock. Each officer, director or manager and, to the Company’s Knowledge, stockholder beneficially owning (as such term is used in Section 13(d) of the Exchange Act) 5% or more of the issued and outstanding shares of Company’s Common Stock is set forth in Section 3.22 of the Company Disclosure Schedule.

               3.23        Anti-Takeover Law. The respective boards of directors of the Acquired Corporations have taken all action necessary or required to (i) render inapplicable to this Agreement, the Voting Agreements and the consummation of the Merger and the other Contemplated Transactions the restrictions contained in (a) any state takeover Law that may purport to be applicable to this Agreement and the consummation of the Merger and the other Contemplated Transactions, including, but not limited to, Section 203 of the DGCL, (b) any takeover provision in the Organizational Documents and (c) any takeover provision in any Acquired Corporation Contract and (ii) approve the Voting Agreements under Section 203 of the DGCL prior to execution.

               3.24        Opinion of Financial Advisor. The Company’s board of directors has received the opinion of Stephens Inc. (the “Company Financial Advisor”) (a copy of whose engagement letter has been provided to Parent) dated February 25, 2014, to the effect that, as of such date, the consideration to be received by the holders of the Shares in the proposed Merger is fair to the Company’s stockholders from a financial point of view. A copy of that opinion will be delivered to Parent promptly after the execution of this Agreement. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and a discussion of the Company Financial Advisor’s analysis in preparing such opinion in the Proxy Statement.

               3.25        Brokers; Fees and Expenses. Except as set forth in Section 3.25 of the Company Disclosure Schedule, no broker, finder, investment banker or other Person (other than the Company Financial Advisor) is entitled to any brokerage, finder’s other similar fee or commission in connection with the Merger and the other Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. The Company has heretofore made available to Parent copies of all Acquired Corporation Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions. The fees and expenses of any broker, finder, or investment banker retained by the Company in connection with the Merger and the other Contemplated Transactions incurred or to be incurred by the Company in connection with the Merger and the other Contemplated Transactions will not be inconsistent with the fees and expenses set forth in Section 3.25 of the Company Disclosure Schedule. The Company shall be solely responsible for the payment of all fees and expenses set forth in Section 3.25 of the Company Disclosure Schedule.

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               3.26        Disclosure.

                                      (a)          No representation or warranty of the Company in this Agreement or the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not misleading.

                                      (b)         None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, on the date of mailing to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub expressly for the purpose of inclusion or incorporation by reference in the Proxy Statement.

               3.27        No Discussions. As of the date of this Agreement, none of the Acquired Corporations, their respective boards of directors, board of managers or managers or any of its or their respective Affiliates or Representatives, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. None of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill” non-solicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

               3.28        No Other Representations or Warranties. Except for the representations and warranties set forth in Section 3 and the Company Disclosure Schedule, the Company has not made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to the Parent or Merger Sub or its Representatives. The Parent and Merger Sub acknowledge that, except for the representations and warranties contained in Section 3, and the Company’s Disclosure Schedule, the Company makes no other representations or warranties, and neither Parent nor Merger Sub is relying on any representations and warranties of the Company except as contained in Section 3, and the Company’s Disclosure Schedule and the Company hereby disclaims any other representations and warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the Contemplated Transactions, notwithstanding the delivery of or disclosure to the Parent or Merger Sub or any of their Representatives, any document or any other information with respect to one or more of the foregoing.

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SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

               Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

               4.1          Organization and Good Standing. Each of Parent and Merger Sub are corporations duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or Merger Sub is party or by which Parent or Merger Sub or any of their respective assets are bound. Each of Parent and Merger Sub are duly qualified to do business as foreign corporations and are in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

               4.2          Authority; No Conflict.

                                      (a)          Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of a Certificate of Merger as required by the DGCL and the adoption of this Agreement by Parent as sole stockholder of Merger Sub which shall occur promptly after the execution and delivery of this Agreement). This Agreement has been duly and validly executed and delivered by Parent, and assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

                                      (b)         Except for violations and defaults that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or Merger Sub, or (B) any resolution adopted by the board of directors or the stockholders of Parent or Merger Sub; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Merger Sub, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or Merger Sub; (iv) cause Parent or Merger Sub to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Parent or Merger Sub to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or Merger Sub is party or by which Parent or Merger Sub or any of their respective assets are bound; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, individually or in the aggregate, adversely affect Parent and its Subsidiaries, taken as a whole, in any material respect.

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                                      (c)          The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by each of Parent and Merger Sub will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, and (B) filing of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent each of Parent or Merger Sub from performing their respective its obligations under this Agreement.

               4.3          Legal Proceedings.

                                      (a)          Except as set forth in Section 4.3 of the Parent Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against Parent or Merger Sub, and (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                                      (b)          To Parent’s knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

               4.4          Proxy Statement. None of the information supplied by Parent, Merger Sub or their respective officers, directors, representatives, agents, employees or Affiliates for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company’s stockholders, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               4.5          Funds. Parent has, and upon the Effective Time, Parent and Merger Sub will have, sufficient funds to cause the Parent, Merger Sub and Surviving Corporation to consummate the Merger, to pay the Merger Consideration and any other payments contemplated by this Agreement, and to pay all fees and expenses in connection therewith.

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               4.6          Ownership and Activities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

               The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which have been validly issued, are fully paid and non-assessable and are owned by Parent free and clear of any Encumbrance.

               4.7          Ownership of Company Common Stock. None of Parent or Merger Sub or any of their Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

SECTION 5

COVENANTS

               5.1          Access and Investigation.

                                      (a)          During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), subject to (i) applicable Antitrust Laws relating to the exchange of information, (ii) applicable Laws protecting the privacy of employees and personnel files, (iii) applicable undertakings given by the Company to others prior to the date hereof requiring confidential treatment of documents, and (iv) appropriate limitations on the disclosure of other information to maintain attorney-client privilege, the Company shall, and shall cause the Acquired Corporation’s Representatives to, (1) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding the Acquired Corporations as Parent may request, (2) cause its officers to confer regularly with Parent concerning the status of the Company’s business, in each case as Parent may reasonably request and (3) provide Parent and Parent’s Representative with reasonable access to the Company’s significant clients and vendors. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with, or afford Parent the right to make, copies of (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s senior management, including copies of the unaudited monthly consolidated financial statements; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and (D) any material notice of alleged violations or legal non-compliance received by any of the Acquired Corporations from any Governmental Body.

                                      (b)         Company and Parent agree that all information so received from the other shall be deemed received pursuant to the Confidentiality Agreement.

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               5.2          Pre-Closing Operations; Notification Obligations.

                                      (a)          During the Pre-Closing Period, except as contemplated by this Agreement, the Company shall:

                                               (i)           cause each of the Acquired Corporations (A) to conduct in all material respects, its business and operations in the Ordinary Course of Business; and (B) to comply in all material respects with all applicable Laws and all Material Contracts (which for the purpose of this Section 5.2 shall include any Contract that would be a Material Contract if existing on the date of this Agreement);

                                               (ii)          use commercially reasonable efforts so that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with its key suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the respective Acquired Corporations; and

                                               (iii)         use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 3.19.

                                      (b)         During the Pre-Closing Period, except as contemplated by this Agreement or pursuant to the terms of the Acquired Corporations’ Contracts with its clients entered into in the Ordinary Course of Business, or as otherwise subsequently approved in writing by such clients (and except with the prior written consent of Parent), the Company shall not, and shall not permit any of the other Acquired Corporations to:

                                               (i)           (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of any Acquired Corporation or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock) or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of any Acquired Corporation;

                                               (ii)          issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights, other than (i) the issuance of shares of Company Common Stock upon the exercise of Stock Options in accordance with their present terms and shares reserved for issuance noted in Section 3.3(a) and (ii) issuance of shares of Company Common Stock upon conversion of Company Series D Preferred Stock;

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                                               (iii)         amend or propose to amend its certificate of incorporation or bylaws (or similar Organizational Documents) or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

                                               (iv)         acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or division thereof;

                                               (v)          acquire any material assets or a license therefore other than in the Ordinary Course of Business or incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing Contracts or Contracts entered into the Ordinary Course of Business with clients of the Acquired Corporations, or that, in the aggregate, would not exceed $50,000 during any fiscal quarter;

                                               (vi)         enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

                                               (vii)        sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its material properties or assets other than the sale of inventory and the granting of licenses in the Ordinary Course of Business;

                                               (viii)       other than contract bonding requirements in the Ordinary Course of Business or pursuant to the Company Credit Agreements, repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Corporation, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

                                               (ix)         make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company and except for customary travel and other advances to employees and Representatives in the Ordinary Course of Business;

                                               (x)          (a) pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the Ordinary Course of Business or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the Ordinary Course of Business, (b) waive, release, grant or transfer any right of material value under a Material Contract other than in the Ordinary Course of Business or (c) commence any Legal Proceeding;

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                                               (xi)         enter into any Material Contract (a) except in the Ordinary Course of Business but in no event requiring payment by the Acquired Corporations in excess of $100,000, (b) if consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the material properties or assets of any Acquired Corporation or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Material Contract; (c) containing any restriction on the ability of any Acquired Corporation to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

                                               (xii)        reduce or terminate any Contract to which any Acquired Corporation is a party, or waive, release or assign any rights or claims thereunder, in each case at a cost to the Acquired Corporations in an amount greater than $50,000;

                                               (xiii)       except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any Acquired Corporation or cause more than 20 Employment Losses to occur at any single site of employment;

                                               (xiv)       hire any new employee at the level of manager or above or with an annual base salary in excess of $100,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any independent contractor whose engagement may not be terminated by the Company on 30 days’ notice or less;

                                               (xv)        increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director, manager or independent contractor of any Acquired Corporation, except for increases in the Ordinary Course of Business in base compensation for any employee, officer, director, manager or independent contractor that were communicated to such employee, officer, director, manager or independent contractor prior to the date hereof;

                                               (xvi)       except as required to comply with applicable Law, any Contract or Company Employee Plan in effect on the date of this Agreement, or as contemplated by this Agreement, (A) pay to any employee, officer, director, manager or independent contractor of any Acquired Corporation any benefit not provided for under any Contract or Company Employee Plan in effect on the date of this Agreement, (B) grant any awards under any Company Employee Plan (including the grant of Stock Options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract or Company Employee Plan or awards made thereunder), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Employee Plan, (E) adopt, enter into or amend any Company Employee Plan other than offer letters entered into with new employees in the Ordinary Course of Business that provide, except as required by applicable Law, for “at will employment” with no severance benefits or (F) make any material determination under any Company Employee Plan that is not in the Ordinary Course of Business;

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                                               (xvii)      (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by, or with respect to, the Acquired Corporations, (B) settle or compromise any Legal Proceeding relating to any material Tax or (C) make or revoke any material Tax election;

                                               (xviii)     except as required by GAAP or applicable Law, change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles or practices;

                                               (xix)        take any action (or omit to take any action) if such action (or omission) would make or would reasonably be likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

                                               (xx)         engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practices) to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practices) to be made in subsequent fiscal quarters or (C) any practice which would have the effect of postponing to subsequent fiscal quarters expenses by any Acquired Corporation that would otherwise be expected (based on past practices) to be accrued in prior fiscal quarters (including the current fiscal quarter);

                                               (xxi)        change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, in any material respect; or

                                               (xxii)       authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

                                               (xxiii)      The Company and its Subsidiaries shall prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date on the same basis and consistent with past practices employed on the Tax Returns referred to in Section 3.11(m) and shall give Parent a reasonable opportunity to review and approve the same before any such filing and shall pay and discharge all Taxes before the same shall become delinquent, except to the extent (a) the same are being contested in good faith and by appropriate proceedings diligently pursued and in such manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of the Company and its Subsidiaries, and (b) reserves have been set aside on the Company’s books in an amount of the demanded principal imposition and penalties and interest.

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                                               (xxiv)     Between the date of this Agreement and the Closing Date, the Company shall give Parent and its authorized representatives full access to all properties, books, records and Tax Returns of the Company or its Subsidiaries and shall give Parent prompt notice of any pending or threatened Tax audit, assessment or adjustment.

                                      (c)          During the Pre-Closing Period, the Company shall, promptly following its Knowledge thereof, notify Parent in writing of:

                                               (i)           the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;

                                               (ii)          any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

                                               (iii)         any material breach of any covenant of the Company in this Agreement;

                                               (iv)         any material Legal Proceeding pending against or with respect to the Acquired Corporations in respect of any Tax matter;

                                               (v)          any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has reduced or would reasonably be expected to reduce the Acquired Corporations’ assets or net income by an amount in excess of $100,000; and

                                               (vi)         (A) any notice or other communication from any Person alleging that the Consent of such Person under a Material Contract is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations or the transactions contemplated by this Agreement.

No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

                                      (d)         From time to time from the date of this Agreement up to an including the Closing Date, the Company shall promptly supplement or amend any schedules in the Company Disclosure Schedule with respect to any matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule to the Company Disclosure Schedule. No supplement or amendment of a Company Disclosure Schedule to this Agreement made pursuant to this clause shall be deemed to constitute a cure of any breach of any representation or warranty made by the Company pursuant to this Agreement or constitute a waiver of or consent to any such breach by Parent.

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                                      (e)          During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

                                               (i)          the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement;

                                               (ii)         any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

                                               (iii)        any material breach of any covenant of Parent;

                                               (iv)        any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely; and

                                               (v)         (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent or the transactions contemplated by this Agreement.

No notification given to the Company pursuant to this Section 5.2(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

               5.3          No Solicitation of Acquisition Proposals.

                                      (a)          From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, except as set forth below, the Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead directly to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any Acquisition Agreement; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 5.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Proposal or an Acquisition Proposal that the Company Board reasonably believes is likely to result in a Superior Proposal if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached any provision of this Section 5.3, (2) the Company Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Law, (3)  at least 24 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person, the material terms thereof and any term sheet, letter of intent or similar document and draft acquisition agreement or financing documents related thereto and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) at least 24 hours prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 5.3(a) by the Company.

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                                      (b)         From and after the date of this Agreement the Company shall promptly (and in no event later than three (3) Business Days after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period, and shall provide Parent with any relevant documentation related thereto, including but not limited to, proposed merger or other acquisition agreements, financing document, letters, or commitments. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

                                      (c)         The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

                                      (d)         Except as expressly provided by Section 5.3(e), at any time after the date hereof, neither the Company Board nor any committee thereof shall: (i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Board Recommendation, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) after the public announcement of the submission of an Acquisition Proposal, fail to publicly reaffirm the Board Recommendation within 10 Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement of such Acquisition Proposal on a Schedule TO or (E) fail to include the Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement.

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                                      (e)          Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company may effect a Recommendation Change if the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a Superior Proposal and determines in good faith (after consultation with its independent financial advisors and legal counsel) that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company stockholders under applicable Law, provided that (A) the Company has not breached any of Section 5.3, (B) the Company shall have given Parent at least two (2) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal and the identity of the party making such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents (including but not limited to any financing documents) with the party making such Superior Proposal, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such two (2) Business Day notice period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (D) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel), any changes to this Agreement proposed by Parent and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (E) in the event of any change to the financial terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and copies of the relevant proposed transaction agreement and other material documents and the two (2) Business Day notice period shall have recommenced.

                                      (f)          Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.3(e) (it being understood that a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed a modification of the Company Board’s approval or recommendation of the Merger and this Agreement).

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               5.4          Stockholder Approval and Proxy Statement.

                                      (a)          The Company shall use its best efforts to prepare and file with the SEC, within 20 calendar days after the date hereof, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company will use commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company, without providing Parent a reasonable opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Laws, disseminated to the Company’s stockholders.

                                      (b)          The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock and Company Series D Preferred Stock for the purpose of considering the approval and adoption of this Agreement (the “Company Stockholders Meeting”), and a proposal to adjourn the Company Stockholders Meeting if there are not sufficient votes at the time of the Company Stockholders Meeting to obtain the Required Company Stockholder Vote. The Company Stockholders Meeting shall be held within 30 calendar days of the date of mailing the definitive Proxy Statement; provided, however, for the avoidance of doubt, the Company, at the request of Parent shall postpone or adjourn the Company Stockholders Meeting (i) for the absence of a quorum; (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure prior to the Company Stockholders Meeting; or (iii) if required by Law. Subject to Section 5.3, the Company Board shall include the Board Recommendation in the Proxy Statement. Unless the Company Board shall have made a Recommendation Change in compliance with Section 5.3, the Company shall use commercially reasonable efforts to take all actions necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 5.4(b) shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal or a Recommendation Change.

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               5.5          Regulatory Approvals.

                                      (a)          Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent, Merger Sub and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Material Contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

                                      (b)         Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

               5.6          Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

               5.7          Disclosure.

                                      (a)          Parent and the Company will provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or other public statement with respect to this Agreement and the business combination contemplated hereby and, except as may be required by applicable Law or any listing agreement with, or regulation of, any securities exchange or market on which the Shares or ultimate parent of Parent, are listed, will not issue any such press release or make any such public statement prior to receiving the other party’s consent (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that each of Parent and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.7.

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                                      (b)         Before any written communications related to the Merger of any party hereto or any of their respective “participants” (as defined in Rule 165 of the Securities Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of such party or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) used by any executive officer, key employee or advisor of such party or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or the Company, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such written communications related to the Merger for purposes of, among other things, determining whether that communication is required to be filed pursuant to Rule 425 of the Securities Act or Rule 14a-12 of the Exchange Act, as applicable. Each party shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such written communications related to the Merger. For purposes of the foregoing, written communications related to the Merger shall include, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise).

               5.8          Section 16 Matters. Prior to the Effective Time, the Company Board shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is subject to Section 16 of the Exchange Act of Shares or Stock Options pursuant to this Agreement or the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

               5.9          Company Equity Awards; Warrants; Termination and Release Agreements.

                                      (a)          Prior to the Closing, the Company shall take all action necessary to ensure that as of the Effective Time, each warrant to purchase shares of Company Common Stock (a “Company Warrant”) then outstanding, whether or not then exercisable or vested, and each Stock Option, shall be canceled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time, cash without interest thereon in an amount (if any) equal to the difference of (i) the product of (A) the number of shares of Company Common Stock subject to such Company Warrant or Stock Option, and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant or Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld, if any.

                                      (b)          Termination of Plans and Release. Each person holding Stock Options or Company Restricted Stock Awards pursuant to Company Equity Plans or otherwise shall have executed and delivered a termination and release agreement in form and substance satisfactory to Parent in its reasonable discretion prior to receiving payment with respect to such Stock Options or Company Restricted Stock Awards of the consideration set forth in Section 1.5.

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               5.10        Indemnification of Officers and Directors, etc.

                                      (a)         All rights to indemnification, advancement of expenses and exculpation under any of the Acquired Corporations certificate of incorporation, bylaws (or similar organizational documents) or indemnification contracts existing at the Effective Time in favor of those Persons who are, or were, or became directors or officers of the Company at or prior to the Effective Time (each, a “Covered Party”) shall survive the Merger and shall be observed by the Surviving Corporation and the Parent to the fullest extent permitted by Delaware Law, and not be amended, repealed or otherwise by the Surviving Corporation for a period of six years from the Effective Time.

                                      (b)         The Company shall, and if the Company is unable to the Parent shall, at no cost to the Covered Parties, purchase one or more, prepaid policies to provide to each Covered Party an insurance and indemnification policy that provides for six years from the Effective Time, coverage for events occurring prior to the Effective Time (including in connection with the Contemplated Transaction) in amount and scope that is no less favorable to the Covered Parties than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage for the period of six years from the Effective Time; provided, however, that the total cost to the Company for such prepaid policies shall not exceed 300% of the current annual premium.

                                      (c)         Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                                      (d)         The covenants contained in this Section are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to Law, contract or otherwise.

                                      (e)         In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

               5.11        Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation or any similar provision of the Organizational Documents shall become applicable to the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such actions as are necessary so that the transactions described herein may be consummated as promptly as practicable on the terms described herein and otherwise act to eliminate or minimize the effects of such statute, regulation or provision on the transactions described herein.

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               5.12        Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

               5.13        Resignation of Directors. The Company shall obtain the written resignation of all directors of the Acquired Corporations effective as of the Effective Time.

               5.14        Tax Returns. After the Effective Time, the Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Company after the Effective Time for all periods ending on or prior to the Effective Time. The Company shall provide Parent with a copy of each such Tax Return not less than fifteen (15) business days prior to the due date thereof, for Parent’s review and comment on each such Tax Return prior to filing, and such Tax Return shall not be filed without the approval of the Parent. Unless otherwise required by applicable Law, such Tax Returns shall be prepared on a basis consistent with past practice.

SECTION 6

CONDITIONS TO THE MERGER

               6.1          Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable Laws:

                                      (a)          Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

                                      (b)          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Law enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

                                      (c)          No Litigation. There shall not be pending or any threatened Legal Proceeding by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

               6.2          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are further subject to the satisfaction, on or before the Closing, of each of the following conditions, any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Laws:

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                                      (a)          Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to (i) such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date, and (ii) any update of or amendment or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded) except where the failure to be accurate (disregarding all qualifications contained therein relating to materiality or a Material Adverse Effect on the Acquired Corporations) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations (other than with respect to Sections 3.1(a), 3.2 and 3.3(a) which shall not be subject to any materiality standard), and the Parent and the Merger Sub shall have received a certificate signed by an authorized officer of the Company to that effect. Notwithstanding the foregoing, with respect to Section 3.3(a), de minimis increases shall not be deemed a breach. For the avoidance of doubt, “de minimis” shall mean for purposes of this Section 6.2(a) such number of additional shares of Common Stock so that the aggregate Merger Consideration does not increase by more than 1/50 of 1%.

                                      (b)          Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with each of its agreements, obligations and covenants under the Agreement and the Parent and the Merger Sub shall have received a certificate signed by an authorized officer of the Company to that effect.

                                      (c)          No Litigation. There shall not have been instituted, pending or overtly threatened in writing, indicating a present intention and capability to initiate, any action or proceeding by or before any Governmental Body that has resulted or is reasonably likely to result in any of the consequences referred to in Section 6.1(b), except for any legal proceedings made or brought by any stockholders of the Company (on their own behalf or on behalf of the Company) arising out of the transactions contemplated by this Agreement.

                                      (d)          No Material Adverse Effect. No Material Adverse Effect on the Acquired Corporations shall have occurred following the execution and delivery of the Agreement and the Parent and the Merger Sub shall have received a certificate signed by an authorized officer of the Company to that effect.

                                      (e)          Dissenting Shares. Holders representing no more than five percent (5%) of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall continue to have a right to exercise appraisal or similar rights under the DGCL.

                                      (f)           Cash at the Effective Time.

                                               (i)          The Company shall have cash in an amount of not less than $8,000,000 at the Effective Time after giving effect to the Contemplated Transactions, provided that such amount may be reduced by up to $2,000,000 in fees and expenses paid by the Company in connection with the Merger and the Contemplated Transactions (as so reduced, the “Cash Amount”). However, the sum of expenses paid and expenses incurred but unpaid may exceed $2,000,000 and the Cash Amount shall be increased dollar-for-dollar by the amount such fees and expenses exceed $2,000,000. If all or a portion of such fees and expenses are incurred but not paid, the unpaid amount shall be accrued on the Company’s balance sheet, and will not be deemed to have reduced the Cash Amount.

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                                               (ii)         By way of illustration (i) if the Company’s accrued and unpaid expenses at the Effective Time are $1,700,000 and paid expenses are $200,000, the Cash Amount at the Effective Time shall not be less than $7,800,000; (ii) if the Company’s accrued and unpaid expenses at the Effective Time are $2,000,000 and paid expenses are $0, the Cash Amount at the Effective Time shall not be less than $8,000,000; and (iii) if the Company’s accrued and unpaid expenses at the Effective Time are $2,200,000 and paid expenses are $100,000, the Cash Amount at the Effective Time shall not be less than $8,200,0000.

                                               (iii)        For purposes of calculating the Cash Amount, the Company may include any cash obtained or that may be obtained pursuant to the Supplier Agreement, provided, however, that (i) amounts invoiced on the first day of a calendar month and payable through the Supplier Agreement shall only be included in the calculation of the Cash Amount at the rate of 50% of the amount so invoiced until the 14th day of such month, with the remaining 50% of such amount available for inclusion thereafter, and (ii) any such amounts are not subject to any charge-back under the Supplier Agreement or any other similar clawback, put-back, repayment, reimbursement or reinstatement right.

               6.3          Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are further subject to the satisfaction, on or before the Closing, of each of the following conditions, any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Laws:

                                      (a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to (i) such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), except where the failure to be accurate (disregarding all qualifications contained therein relating to materially or a Material Adverse Effect on the Parent) has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent).

                                      (b)          Performance of Obligations of Parent and Merger. Each of Parent and Merger Sub shall have performed and complied in all material respects with each of its agreements, obligations and covenants under the Agreement.

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SECTION 7

TERMINATION

               7.1          Termination. This Agreement may be terminated prior to the Effective Time (whether before or, subject to the terms hereof, after adoption of this Agreement by the Company’s stockholders):

                                      (a)          by mutual written consent of Parent and the Company;

                                      (b)          by either Parent or the Company if the Merger shall not have been consummated on or before November 15, 2014, (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

                                      (c)          by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                                      (d)          by either Parent or the Company if (i) the Company Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform its obligations required to be performed by such party at or prior to the Effective Time;

                                      (e)          by the Company:

                                               (i)          if the Company is not in material breach of its obligations or its representations and warranties under this Agreement, and (A) there shall have been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach would if occurring or continuing on the date the Closing would otherwise occur, would result in the failure of any of the conditions specified in Section 6.3(a) or 6.3(b); provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then upon notice by Parent to Company delivered no later than two (2) calendar days after delivery of the notice from Parent referred to in (x) below, that it intends to cure such breach or such inaccuracies, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e)(i) unless such breach or inaccuracies have not been cured by the earlier of the earlier of (x) 30 calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (y) the Outside Date; or

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                                               (ii)         if, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a Superior Proposal and determines in good faith (after consultation with its independent financial advisors and outside legal counsel) that such is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Law, (ii) the Company has not breached any of the provisions of Section 5.3, (iii) the Company shall have given Parent at least two (2) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal and the identity of the party making such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal (including, but not limited to, any financing documents), (iv) if requested by Parent, the Company shall have negotiated in good faith with Parent during such two (2) Business Day period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (v) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel) any changes to this Agreement proposed by Parent in a written offer capable of acceptance, and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were accepted by the Company, (vi) in the event of any change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent, an additional notice and copies of the relevant proposed transaction agreement and other documents and have provided to Parent another two (2) Business Day notice period and (vii) prior to or concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee in accordance with Section 7.3(b)(i).

                                      (f)           by Parent:

                                               (i)          if Parent is not in material breach of its obligations or its representations and warranties under this Agreement, and (A) there shall have been a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach would, if occurring or continuing on the date the Closing would otherwise occur, would result in the failure of any of the conditions specified in Section 6.2(a) or 6.2(b); provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts (it being understood that a failure to comply with Section 5.3 shall be deemed incapable of being cured), then upon notice by Company to Parent delivered no later 2 calendar days after delivery of the notice from Parent referred to in (x) below, that it intends to cure such breach or such inaccuracies, Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f)(i) unless such breach or inaccuracies have not been cured by the earlier of (x) 30 calendar days after delivery of written notice from the Parent to Company of such breach or inaccuracy, as applicable, or (y) the Outside Date;

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                                               (ii)         in the event that a Company Triggering Event shall have occurred;

                                               (iii)        if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Acquired Corporations, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; or

                                               (iv)        if Holders representing more than five percent (5%) of the issued and outstanding Company Common Stock shall continue to have the right to exercise appraisal or similar rights under the DGCL.

               7.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, provided, however, that (a) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any fraud, or from any liability for any material and intentional inaccuracy in or breach of any representation or any material and intentional breach of any warranty, covenant or other provision contained in this Agreement occurring prior to termination.

               7.3          Expenses; Termination Fees.

                                      (a)          Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                      (b)          The Company shall pay to Parent a termination fee of $2,080,000 (the “Company Termination Fee”) by wire transfer of immediately available funds in the event that this Agreement is terminated as follows:

                                               (i)          if the Company shall terminate this Agreement pursuant to Section 7.1(e)(ii), the Company shall pay to Parent the Company Termination Fee prior to or at the time of the termination of this Agreement;

                                               (ii)         if Parent shall terminate this Agreement pursuant to Section 7.1(f)(ii), the Company shall pay to Parent the Company Termination Fee within five (5) Business Days of such termination; and

                                               (iii)        if (x) Parent shall terminate this Agreement pursuant to Section 7.1(f)(i) or (y) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) or 7.1(d) and (A) prior to the time of termination, an Acquisition Proposal with respect to the Company shall have been made to the Company Board or the Company or publicly announced, and (B) the Company enters into an Acquisition Agreement with respect to, or consummates, an Acquisition Transaction within 12 months following the date this Agreement is terminated, the Company shall pay to Parent the Company Termination Fee within five (5) Business Days of the closing of the Acquisition Transaction. For purposes of this Section 7.3(b)(iii), “Acquisition Transaction” shall have the meaning ascribed thereto in Exhibit A except that references in the definition of “Acquisition Transaction” to “15%” shall be replaced by “50%”.

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                                      (c)          If the Company fails to pay when due any amount payable under this Section 7.3, (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the “prime rate” (as reported by the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

                                      (d)          In the event that this Agreement is terminated by Company or Parent pursuant to Section 7.1(d), then Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably documented transaction related expenses, including but not limited to attorneys’ and accounting fees and expenses, and other professional fees and expenses (not to exceed $500,000) by wire transfer of same day funds, within two (2) Business Days of such termination; provided, however that the payment by Company of such expenses pursuant to this Section 7.3(d) shall be credited against any obligation of Company to pay the Termination Fee pursuant to Section 7.3(b).

SECTION 8

MISCELLANEOUS PROVISIONS

               8.1          Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by Law requires further approval or authorization by the stockholders of the Company without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

               8.2          Remedies Cumulative; Waiver.

                                      (a)          The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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                                      (b)          At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

               8.3          No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time.

               8.4          Entire Agreement. This Agreement (including the documents relating to the Merger referred to in this Agreement), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior representations and warranties and agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

               8.5          Execution of Agreement; Counterparts; Electronic Signatures.

                                      (a)          This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                                      (b)          The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

                                      (c)          Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

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               8.6          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

               8.7          Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware.

               8.8          WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

               8.9          Disclosure Schedules.

                                      (a)          The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. The information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, as the case may be, and shall not be deemed to relate to or to qualify any other representation or warranty.

                                      (b)          If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Schedule (other than an exception set forth as such in the Company Disclosure Schedule), the statements in this Agreement will control.

                                      (c)          Every statement made in the Company Disclosure Schedule shall be deemed to be a representation of the Company in this Agreement as if set forth in Section 3.

               8.10        Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 7.3(c), the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

               8.11        Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights hereunder may be assigned by such party without the prior written consent of the other parties hereto. Any attempted assignment of this Agreement or of any such rights by the Company, Parent or Merger Sub without the consent of the other parties hereto shall be void and of no effect.

               8.12        No Third Party Rights. There are no third party beneficiaries of this Agreement. Notwithstanding the foregoing, following the Effective Time (but not unless and until the Effective Time occurs) (i) the provisions of Section 5.10 shall be enforceable by each Covered Party described therein and such Covered Party shall be a third party beneficiary of Section 5.10 of this Agreement, and (ii) holders of Shares, Stock Options and Company Warrants will have the right to pursue claims for damages for any breach of the obligation to pay the Merger Consideration provided in Section 1.5 after the Effective Time.

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               8.13        Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company (before the Closing):

75 Ninth Avenue
New York, New York 10011
Attention: Chairman of the Board and Chief Executive Officer

with a copy to:

Fox Rothschild LLP
Attention: Zev M. Bomrind, Esq.
100 Park Avenue
Suite 1500
New York, New York 10017
Fax No.: (212) 692-0940
E-mail Address: zbomrind@foxrothschild.com

Parent and Merger Sub:

150 East 42nd Street
New York, New York 10017
Attention: General Counsel

with a copy to:

Moses & Singer LLP
Attention: Dean Swagert, Esq.
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1299
Fax No.: (212) 554-7700
E-mail Address: dswagert@mosessinger.com

               8.14        Cooperation; Further Assurances. Each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by such other parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

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               8.15        Construction; Usage.

                                      (a)          Interpretation. In this Agreement, unless a clear contrary intention appears:

                                               (i)          the singular number includes the plural number and vice versa;

                                               (ii)         reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                                               (iii)        reference to any gender includes each other gender;

                                               (iv)        reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                                               (v)         reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                                               (vi)        “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

                                               (vii)       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

                                               (viii)      “or” is used in the inclusive sense of “and/or”;

                                               (ix)         with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

                                               (x)          references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

                                      (b)          Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

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                                      (c)          Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

               8.16        Enforcement of Agreement. Each party acknowledges and agrees that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the other parties may be entitled, at law or in equity, such parties shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

               8.17        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

               8.18        Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page to Follow]

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               In Witness Whereof, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

Aegis Lifestyle, Inc.

By:	/s/ Dave Wein

Name:	Dave Wein

Title:	President

Morgan Acquisition, Inc.

By:	/s/ Dave Wein

Name:	Dave Wein

Title:	President

‘mktg, inc.’

By:	/s/ Charles Horsey

Name:	Charles Horsey

Title:	Chief Executive Officer

Aegis Media Americas, Inc. as the direct parent entity of the Parent and the Merger Sub, unconditionally and irrevocably guarantees to the Company the complete and timely fulfillment of the payment (but not performance) obligations of the Parent and the Merger Sub set forth in this Agreement.

AEGIS MEDIA AMERICAS, INC.

By:	/s/ Dave Wein
Name:	Dave Wein
Title:	Chief Financial Officer

EXHIBIT A

CERTAIN DEFINITIONS

               For purposes of the Agreement (including this Exhibit A):

“Acquired Corporation” shall mean the Company or any of its Subsidiaries, and “Acquired Corporations” shall mean the Company and all of its Subsidiaries.

“Acquired Corporation Contract(s)” shall mean any Contract, including any Material Contract (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Acquired Corporation Product(s)” shall mean each and all of the products of any Acquired Corporation (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of an Acquired Corporation.

“Acquired Corporation Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation or party thereto or any of the Acquired Corporations’ securities are the subject thereof, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (b) any sale (other than sales of inventory or assets in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of inventory or assets in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person with the meaning of the Securities Act, as amended, and the rules and regulations promulgated thereunder.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign.

“Balance Sheet” shall have the meaning set forth in Section 3.10.

“Blue Sky Laws” shall have the meaning set forth in Section 3.2(c).

“Board Recommendation” shall have the meaning set forth in Section 1.7.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

               “Cash Amount” shall have the meaning set forth in Section 6.2(f)(i).

“Certificate” shall have the meaning set forth in Section 2.1(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.4(a).

               “Class A Convertible Preferred Stock” shall mean the Company’s Class A Convertible Preferred Stock, $.001 par value, authorized in the filing of the Company’s Certificate of Incorporation, filed with the Delaware Secretary of State on March 12, 1992.

               “Class B Convertible Preferred Stock” shall mean the Company’s Class B Convertible Preferred Stock, $.001 par value, authorized in the filing of the Company’s Certificate of Incorporation, filed with the Delaware Secretary of State on March 12, 1992.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Agreement” shall mean a written and legally binding agreement with a Governmental Body relating to Taxes.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall mean the board of directors of the Company.

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

               “Company Credit Agreements” shall mean (i) that certain Loan and Security Agreement between the Company and TD Bank, NA dated November 23, 2011, as the same may have been amended, and (ii) the Supplier Agreement.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Employee Plan” shall mean an (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); and (ii) without duplication, any plan or arrangement providing for deferred compensation; stock purchase, stock option, stock appreciation right or other equity-based incentive compensation; severance; change-in-control; termination pay; medical or disability which is sponsored, maintained or contributed to or required to be contributed to by any of the Acquired Corporations or any ERISA Affiliate of the Acquired Corporations.

               “Company Equity Plans” shall mean: the 2002 Long Term Incentive Plan and the 2010 Equity Inventive Plan

“Company Financial Advisor” shall have the meaning set forth in Section 3.24.

               “Company Minority Interest Business” shall have the meaning set forth in Section 3.3(e).

“Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

“Company Registered IP” shall have the meaning set forth in Section 3.9(a).

“Company Restricted Stock Awards” shall mean Company Common Stock subject to forfeiture as of the date hereof awarded under the Company Equity Plans.

“Company SEC Reports” shall have the meaning set forth in Section 3.4(a).

               “Company Series D Preferred Stock” shall mean the Series D Convertible Participating Preferred Stock of the Company created by a Certificate of Designations filed with the Delaware Secretary of State on December 15, 2009.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.4(b).

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Company Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (a) the Company Board or any committee thereof shall have for any reason effected a Recommendation Change or resolved to do so; (b) the Company shall have failed to include in the Proxy Statement the Board Recommendation; (c) the Company Board fails to reaffirm (without material qualification, which would be viewed by a reasonable stockholder as having the effect of failing to reaffirm the Board Recommendation) the Board Recommendation, or fails to publicly state the Merger is in the best interests of the Company’s stockholders, within 10 Business Days after Parent requests, in writing, after the public announcement of the submission of an Acquisition Proposal, that such action be taken; (d) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal (whether or not a Superior Proposal); (e) the Company shall have entered into any Acquisition Agreement (whether or not relating to a Superior Proposal); or (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal with ten (10) Business Days after such Acquisition Proposal is announced or (h) any of the acquired Corporations or any Representative of any of the Acquired Corporations shall have breached any of the provisions set forth in Section 5.3.

“Company Warrant” shall have the meaning set forth in Section 5.9(a).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated September 26, 2013 by and between Dentsu Holdings USA, Inc. and MKTG, Inc.

               “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall have the meaning set forth in Section 3.2(a).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Controlled Group Liability” shall have the meaning set forth in Section 3.12(c).

“Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“Covered Party” shall have the meaning set forth in Section 5.10(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.6.

“EDGAR” shall have the meaning set forth in Section 3.4(a).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employment Loss” means, with respect to any full-time employee, (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) a layoff, (iii) a reduction in hours of work of more than fifty percent (50%) or (iv) any other event that, if aggregated with enough such other events, would trigger the notification requirements of the WARN Act.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and responses, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” shall mean any Law that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 3.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.1(a).

“Exchange Fund” shall have the meaning set forth in Section 2.1(a).

“Filed Company SEC Reports” shall have the meaning set forth in Section 3.4(a).

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.5 were prepared.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-Governmental Body of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof, or synthetic substitutes therefore, and asbestos or asbestos-containing materials.

“HMO” shall have the meaning set forth in Section 3.12(n).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Issued Patents” shall mean all issued, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

“Knowledge” shall mean the knowledge of any executive officer of the Company which should have been discovered after reasonable inquiry and investigation, or in the course of the management of the Acquired Corporations after reasonable inquiry.

“Law” shall mean any foreign, federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

               “Liquidity Option” shall mean that certain Stock Option, dated as of October 31, 2013, issued to Charles Horsey to purchase 400,000 Shares, which vest upon a “Liquidity Event” to the extent set forth in Section 3 thereof.

“Material Adverse Effect on the Acquired Corporations” shall mean an event, change, violation, inaccuracy, circumstance or other matter if such event, change, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, operations or financial performance of the Acquired Corporations taken as a whole, or (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; but excluding any such event, change, development or occurrence to the extent resulting from (i) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board that do not have a disproportionate effect (relative to other industry participants) on the Acquired Corporations as a whole, (ii) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on the Acquired Corporations taken as a whole, (iii) conditions affecting the marketing industry generally, general national or international economic, financial or business conditions affecting generally the marketing industry, that do not have a disproportionate effect (relative to other industry participants) on the Acquired Corporations taken as a whole, (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world that do not have a disproportionate effect (relative to other industry participants) on the Acquired Corporations as a whole, or acts of war (including, but not limited to, thermonuclear war), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world that do not have a disproportionate effect (relative to other industry participants) on the Acquired Corporations as a whole, (vi) the public announcement or the pendency of any of the Contemplated Transactions; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, or any actions taken or failure to take action, in each case, which the Parent or Merger Sub has approved, consented to or requested; or (vii) any legal proceedings made or brought by stockholders of Parent or the Company (on their own behalf or on behalf of  Parent or the Company) against the Company, arising out of the transactions contemplated by this Agreement.

               “Material Adverse Effect on Parent” shall mean an event, violation, inaccuracy, circumstance or other matter if such event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; but excluding any such event, change, development or occurrence resulting from or arising out of (i) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board, (ii) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries taken as a whole, (iii) conditions affecting the digital media, marketing and communications industries, general national or international economic, financial or business conditions affecting generally the security integration industry, that, in each case, do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries as a whole, (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war (including, but not limited to, thermonuclear war), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (vi) any actions taken or failure to take action, in each case, which the Company has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, and (vii) any legal proceedings made or brought by stockholders of Parent or the Company (on their own behalf or on behalf of Parent or the Company) against the Parent, arising out of the transactions contemplated by this Agreement.

“Material Contract” shall mean any contract listed in Section 3.17(a) of the Agreement.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Necessary Consents” shall have the meaning set forth in Section 3.2(c).

“Occupational Safety and Health Law” shall mean any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Off-Balance Sheet Arrangement” shall mean with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation, (i) obligations that are not classified as a liability according to generally accepted accounting principles; (ii) contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or (iii) liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

“Options” shall have the meaning set forth in Section 3.3(c).

“Order” shall mean any Law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decision, decree, rule, regulation or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

               “Ordinary Course of Business” shall mean the ordinary course of business of the Acquired Corporations consistent with past practice and custom, including with respect to quality, quantity and frequency.

“Organizational Documents” shall have the meaning set forth in Section 3.1(b).

               “OTCBB” shall have the meaning set forth in Section 3.4(e).

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Owned Proprietary Rights” shall have the meaning set forth in Section 3.9(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent and delivered by Parent to the Company on the date of this Agreement.

“Patents” shall mean Issued Patents and Patent Applications.

“Patent Applications” shall mean all published or unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

“Permitted Encumbrance” shall have the meaning set forth in Section 3.6.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1(a).

“Proprietary Rights” shall mean any (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable Laws, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing in any jurisdiction throughout the world.

“Proxy Statement” shall have the meaning set forth in Section 5.4(a).

“Qualified Plans” shall have the meaning set forth in Section 3.12(f).

“Recommendation Change” shall have the meaning set forth in Section 5.3(d).

“Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

“Registered Trademarks” shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any other applicable Governmental Body.

“Representatives” shall mean shareholders, officers, directors, employees, agents, attorneys, consultants, investment bankers, accountants, advisors (including financial advisors) and other representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 3.2(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

               “Section” shall mean a part or section of the Company Disclosure Schedule or the Parent Disclosure Schedule.

“Securities Act” shall mean the Securities Act of 1933, as amended.

               “Series C Convertible Preferred Stock” shall mean the Company’s Series C Convertible Preferred Stock, $.001 par value, created by a Certificate of Designations filed with the Delaware Secretary of State on January 23, 2004.

“Shares” shall have the meaning set forth in Section 1.5(a)(i).

“SOX” shall mean the Sarbanes-Oxley Act of 2002.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Stock Option” shall have the meaning set forth in Section 1.5(c).

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (in the absence of a breach of the provisions of Section 5.3) that the Company Board determines, in its good faith judgment, (a) after consultation with its independent financial advisor, to be more favorable from a financial point of view to the Company’s stockholders than the terms of the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including, but not limited to, (i) the expected timing and likelihood of consummation, (ii) any governmental, regulatory and other approval requirements and (iii) any terms relating to break-up fees and expense reimbursement) and (b) to be reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed; provided, further, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “80%.”

               “Supplier Agreement” means that certain Supplier Agreement between the Company and Citibank N.A. (“Citibank”) dated March 6, 2013, as the same may have been amended.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean (a) any foreign, federal, state, local or foreign tax (including, but not limited to, income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other charge of any kind imposed by any Governmental Body, (b) without limiting the foregoing all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) and (d) any amounts payable under any Tax sharing agreement or other contractual arrangement.

“Tax Return” shall mean any return (including, but not limited to, any information return), report, statement, foreign bank account report, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including without limitation any amendments, attachments or supplements thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax or holding of assets outside of the United States.

“Tax Ruling” shall mean a written ruling or finding (or proposed finding) of a Governmental Body with respect to Taxes.

“Taxing Authority” shall mean any Governmental Body charged with the responsibility for the assessment and collection of Taxes and the administration or enforcement of Tax Law.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Law.

“Trademarks” shall mean all (a) trademarks, service marks, marks, logos, insignias, designs, names or other symbols, whether or not registered or applied for registration, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names or other symbols for which registration has been obtained.

“Voting Agreements” shall have the meaning set forth in the Recitals.

               “WARN Act” shall have the meaning set forth in Section 3.20.

Annex A

Stockholders Executing Voting Agreements